Exhibit 99.1

Media Contact: Adam Ghassemi 901-519-8115 adam.ghassemi@sylvamo.com

NEWS RELEASE

Sylvamo Welcomes John Sims as CEO,

David Petratis as Chairman

MEMPHIS, Tenn. – Dec. 17, 2025 – Sylvamo (NYSE: SLVM), the world’s paper company, is announcing its board of directors appointed John Sims to join the board, effective Jan. 1, 2026. In April, the board appointed Sims to become Sylvamo’s new chief executive officer and president, also effective Jan. 1, 2026.

Sims previously served as chief operating officer, leading commercial and operational functions, before succeeding Jean-Michel Ribiéras, who will retire as chairman and CEO Dec. 31.

The board also appointed David Petratis as chairman, effective Jan. 1, 2026. Petratis served as lead independent director since 2021.

“It is an honor to be appointed chairman of Sylvamo’s board of directors, and I appreciate the trust my fellow directors have placed in me. Separating the roles is considered a best practice by many public companies. As an independent chairman, I am committed to continuing strong, objective oversight and governance that supports the company’s long-term success, while allowing John to concentrate on running the business,” Petratis said.

The board now has seven members, including Sims and six independent directors. The role of lead independent director will not be filled.

About John Sims

John Sims became Sylvamo’s first senior vice president and chief financial officer in 2021, at the company’s inception as a spinoff from International Paper. He joined International Paper in 1994 after serving as an officer in the U.S. Navy. During his 27-year career with International Paper, he gained extensive experience in the printing papers and packaging businesses in North America and Europe. He held numerous leadership roles, including vice president and general manager, North American Papers, senior vice president and president, Europe, Middle East, Africa and Russia and senior vice president, Corporate Development.

Sims served on the board of the Confederation of European Paper Industries from 2016 to 2019. He has a bachelor’s degree in mechanical engineering from the United States Naval Academy and a Master of Business Administration from Pepperdine University.

About David Petratis

David Petratis has served on the Sylvamo board of directors since its inception in 2021. Petratis is the former chairman, president and chief executive officer of Allegion plc, where he led the company’s successful spinoff in 2013 and guided its growth as a global security products leader. Over his 40-year career, he has held a variety of leadership positions, including senior roles at Quanex Building Products, Schneider Electric and Square D Company, gaining extensive experience in manufacturing and operations, global commercial markets and strategy development.

Petratis is recognized for his expertise in guiding organizations through transformation and growth in dynamic industries. He holds a bachelor’s degree in industrial management from the University of Northern Iowa and a Master of Business Administration from Loyola University Chicago.

About Sylvamo

Sylvamo (NYSE: SLVM) is the world’s paper company with mills in Europe, Latin America and North America. Our vision is to be the employer, supplier and investment of choice. We transform renewable resources into papers that people depend on for education, communication and entertainment. Headquartered in Memphis, Tennessee, we employ more than 6,500 colleagues. Net sales for 2024 were $3.8 billion. For more information, please visit Sylvamo.com.

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